Exhibit 99.1

For Immediate Release	Contact:	Susan M. Mesco
NPS Pharmaceuticals, Inc. (908)450-5516 smesco@npsp.com

NPS Pharmaceuticals Appoints Georges Gemayel, Ph.D., to Board of Directors

BEDMINSTER, New Jersey — February 29, 2012 — NPS Pharmaceuticals, Inc. (NASDAQ: NPSP), a biopharmaceutical company developing orphan therapeutics for rare gastrointestinal and endocrine disorders, today announced the appointment of Georges Gemayel, Ph.D., to its board of directors. Dr. Gemayel previously served as executive chairman of FoldRx Pharmaceuticals, Inc., president and chief executive officer of Altus Pharmaceuticals, Inc., executive vice president of Genzyme Corporation, and vice president, national specialty care of Roche.

“It is with great pleasure that I welcome Georges to our board,” said Peter G. Tombros, chairman of NPS Pharmaceuticals. “His extensive knowledge of the biopharmaceutical industry, understanding of the orphan products space, and successful commercial experience will be highly valuable as we prepare for the potential launches of Gattex and Natpara. We look forward to his contributions to our future success.”

Dr. Gemayel, 51, brings more than 20 years of pharmaceutical industry experience to the NPS board of directors. From 2008 to 2009 he served as president, chief executive officer, and director of Altus Pharmaceuticals, a biopharmaceutical company focused on oral and injectable protein therapeutics for patients with gastrointestinal and metabolic disorders. From 2003 to 2008, Dr. Gemayel was executive vice president of Genzyme Corporation where he was responsible for the company’s global therapeutics businesses, which included lysosomal storage disorders, nephrology, transplant, endocrinology, and bio-surgery. Previously he served as vice president of the U.S. Specialty Care Business for Hoffmann-La Roche and as general manager of Hoffmann-La Roche Portugal.

Dr. Gemayel completed his doctorate in pharmacy at Saint Joseph University in Beirut, Lebanon and earned a Ph.D. in pharmacology at Paris-Sud University, France. He currently serves as chairman of Syndexa Pharmaceuticals Corp. and chairman of Vascular Magnetics, Inc. and previously served as a director of Adolor Corporation and executive chairman of FoldRx Pharmaceuticals, Inc.

About NPS Pharmaceuticals

NPS Pharmaceuticals is a biopharmaceutical company focused on bringing orphan products to patients with rare disorders and few, if any, therapeutic options. NPS is advancing two late-stage registration programs. A New Drug Application is undergoing FDA review for Gattex® (teduglutide) as a treatment for adult short bowel syndrome (SBS) and a Phase 3 registration study has been completed for Natpara™ (recombinant human parathyroid hormone (rhPTH [1-84]) in adult hypoparathyroidism. NPS’ earlier stage pipeline includes two calcilytic compounds, NPSP790 and NPSP795, with potential application in rare disorders involving increased calcium receptor activity, such as autosomal dominant hypocalcemia with hypercalciuria (ADHH). NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, GlaxoSmithKline, Kyowa Hakko Kirin, Nycomed, and Janssen Pharmaceuticals.

“NPS,” “NPS Pharmaceuticals,” “Gattex,” and “Natpara” are the company’s trademarks.  All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to the company’s business include, but are not limited to, the risks associated with any failure by the company to successfully complete its preclinical and clinical studies within the projected time frames or not at all, the risk of not gaining marketing approvals for Gattex and Natpara, the risks associated with the company’s strategy, as well as other risk factors described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

###